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                                                                  Exhibit 3.3(A)



                      Certificate of Trust for Caterpillar
                         Financial Asset Trust 1996-A



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          TRUST AGREEMENT, dated as of May 1, 1996, between Caterpillar
Financial Funding Corporation, a Delaware corporation, as Seller, and Chemical Bank Delaware, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee. The Seller and the Owner Trustee hereby agree as follows:

          1. The trust created hereby shall be known as "Caterpillar Financial Asset Trust 1996-A", in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

          2. The Seller hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Seller, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Seller. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 DEL.C. Section 3801 ET SEQ. and that this document constitute the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

          3. The Seller and the Owner Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law.

          4.   This Trust Agreement may be executed in one or more counterparts.

          5. The Owner Trustee may resign upon thirty days prior notice to the Seller.


                             SIGNATURE PAGE FOLLOWS



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          IN WITNESS WHEREOF, the parties hereto have caused this Trust
Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                   CHEMICAL BANK DELAWARE,
                                   not in its individual capacity
                                   but solely as Owner Trustee



                                   By: /s/ John J. Cashin
                                      ---------------------------
                                      Name: John J. Cashin
                                      Title: Senior Trust Officer



                                   CATERPILLAR FINANCIAL
                                   FUNDING CORPORATION,
                                   as Seller


                                   By: /s/ Scott E. Harris
                                      ---------------------------
                                      Name: Scott E. Harris
                                      Title: President



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